Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-253987) of BGC Group, Inc.,
(2) Registration Statement (Form S-3 No. 333-173109) of BGC Group, Inc.,
(3) Registration Statement (Form S-4 No. 333-233761) of BGC Group, Inc., and
(4) Registration Statement (Form S-8 No. 333-259263) of BGC Group, Inc.

of our reports dated February 29, 2024, with respect to the consolidated financial statements and schedule of BGC Group, Inc. and the effectiveness of internal control over financial reporting of BGC Group, Inc. included in this Annual Report (Form 10-K) of BGC Group, Inc. for the year ended December 31, 2023.

/s/ Ernst & Young LLP

New York, New York
February 29, 2024